Exhibit 10.2

CERTIFICATE

EMERSON ELECTRIC CO.

2010 PERFORMANCE SHARES PROGRAM

THIS CERTIFIES that «FULL_NAME» is entitled to be a participant in Emerson Electric Co.’s 2010 Performance Shares Program under the 2006 Incentive Shares Plan approved and adopted by the Board of Directors on November 1, 2005 and approved by the Stockholders on February 7, 2006, and has been awarded «AWARD_NAME» («AWARD_NUMBER») Units, all in accordance with the terms and provisions of said Plan.

Dated this __ day of ___________, 2010.

For the Compensation Committee

INTRA-COMPANY CORRESPONDENCE

TO:	Cynthia G. Heath
FROM:	«FULL_NAME»
DATE:	November 2, 2009
FILE:	2010 PERFORMANCE SHARES PROGRAM AWARD
SUBJECT:	Acceptance of Award

This is to advise that in consideration of the Compensation Committee's award of Performance Units in the 2010 Performance Shares Program under the 2006 Incentive Shares Plan, (1) I accept such participation upon the terms contained in the Award Certificate and the attached Plan document, and (2) I agree that during my employment by Emerson or any of its divisions, subsidiaries or affiliates (collectively, "Emerson"), and for a period of two (2) years after termination of such employment for any reason, I will not directly or indirectly engage in competition with, or enter the employ of or assist any person, firm, corporation or other entity engaged in a business competitive with, any business of Emerson in which I was employed, or solicit or hire any Emerson employees, even though no payment has been made to me under the terms of the Plan.  I also agree Missouri law governs this agreement and consent to resolve any disputes in the courts in the state of Missouri.

I acknowledge I have read and understand the above, the Plan and Program Highlights and agree to the terms of the award as set forth therein.

«FULL_NAME»
Date

Signature

2010 PERFORMANCE SHARES PROGRAM
AWARD SUMMARY

•	FY10 – FY13 Performance Shares Plan Award

-	The actual payout earned will be based on Company performance during the Performance Period beginning October 1, 2009 and ending September 30, 2013 (Performance Period).

-	Payout ranges from 0 to 100%.

-	Quarterly dividend equivalents on 40% of the Performance Share Units will be paid to the Participants commencing with the next regularly scheduled quarterly payment, after the date of the award.

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After the end of the Performance Period, the plan payout percentage will be determined, with 60% of the earned payout paid following the end of the Performance Period; the remaining 40% will be paid following a one-year restriction period, subject to your continued employment with the company during the restriction period, up to and including the actual payout date.

•
Participant’s rights to the Award are not vested, and it is understood and agreed that Participant may forfeit the Award and dividend equivalents if any of the terms or conditions of the Award, including the non-competition and non-solicitation obligations, as set out in the Plan and Acceptance of Award are not met, if Participant engages in intentional misconduct in connection with his or her employment or is in violation of the Company’s Business Ethics Program, or if Participant fails to remain employed by the Company for the periods described above.